Exhibit 23(b)

November 20, 2012

Board of Directors

Decision Diagnostics Corp.

Westlake Village, CA

Dear Sirs:

We hereby consent to the incorporation by reference Decision Diagnostics Corp.’s (Registrant File No. 000-33187) Registration Statement on Form S-8 of our audit report dated April 16, 2012, relating to the Consolidated Financial Statements as at December 31, 2011.

/s/ Weaver Martin & Samyn, LLC